Exhibit 10.5

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into effective as of June 1, 2009 (“Effective Time”) by and between Wolff & Company, Alternative Energy Advisors, Inc., a North Carolina corporation, having an office and place of business at 616 Small Drive, Elizabeth City, N.C. 27909 (“Consultant") and Evergreen Energy Inc. having an office and place of business at 1225 17th St., Suite 1300, Denver, Colorado, 80202 ("Company"); Company and Consultant being hereinafter sometimes referred to collectively as the "Parties".

RECITALS

Company desires to obtain the services of Consultant on the terms and subject to the conditions set forth herein.  Consultant has reviewed this Agreement and discussed the services to be performed hereunder and has represented to Company that Consultant is qualified and willing to perform said services in accordance with the provisions of this Agreement.

THEREFORE, in consideration of the premises and of the obligations to be performed and covenants to be kept by the Parties, the Parties agree as follows:

ARTICLE I
SCOPE OF WORK

1.1           The Work.  During the term of this Agreement Consultant shall assist various Company projects as requested by the Company Representative as set forth in Article IV. Such services, as they may be amended from time to time by written agreement of the Parties, shall be performed by Steve Wolff and are hereinafter sometimes referred to herein as the "Work".

1.2           Compliance with Laws.  Consultant shall perform the Work in a professional and competent manner, in accordance with the terms of this Agreement and all applicable laws, rules, orders and regulations of any governmental or quasi-governmental agency having jurisdiction over the Work or the Parties.

ARTICLE II
SCHEDULE OF WORK

2.1           Commencement of Work.  The work shall be commenced by Consultant on or about the Effective Time.

2.2           Completion of Work.  The Work shall be completed by May 31, 2010.

ARTICLE III
COMPENSATION AND MANNER OF PAYMENT

3.1           Compensation.  Consultant shall be compensated for the Work at the rate of One Hundred Dollars ($150.00) per hour; provided however, that if Consultant accumulates one hundred twenty (120) hours of billable time in any four (4) week period, the compensation will increase to two hundred ($200.00) per hour for all time billed in excess of one hundred twenty (120) hours; provided further, that for the period of time Consultant is receiving severance payments from the Company, the first fifteen (15) hours of Work per month shall be provided free of charge to the Company (“Free Work”).  One half (50%) of Consultant’s travel time, up to a maximum of 8 hours per day, shall be recorded against and offset the Free Work.  No other travel time shall be assessed or invoiced to the Company as Work without approval of the Company’s Representative.

3.2           Payment Schedule.  Consultant, within thirty (30) days following the end of each calendar month, shall submit a statement of services rendered and reimbursable expenditures incurred for Work done in that calendar month.

3.3           Statements.  Consultant's statements shall each be detailed by days and hours of Work performed.  All expenses claimed shall be supported by receipts, fully paid vouchers or other appropriate evidence of expenditure.  Contractor shall reference Purchase Order                                     on all invoices to ensure prompt payment for services.  Company shall not be liable for delayed payments due to Contractor’s failure to properly reference the Purchase Order.

3.4           Payment by Company.  Subject to Section 3.6 below, Company shall pay Consultant and reimburse Consultant for reimbursable expenditures within thirty (30) days following receipt and approval of Consultant's statement.

3.5           Reimbursable Expenditures.  Consultant shall be reimbursed for the reasonable costs of travel, subsistence, lodging and out-of-pocket expenses (such as, but not limited to, long distance telephone calls, photocopying and the like).  Air travel shall be coach.  No other expense shall be reimbursable by Company unless such expenditures are approved in writing by the Company Representative (defined hereafter) prior to Consultant incurring such expenditures.

3.6           Disagreements Regarding Expenditures.  In the event of any disagreement with regard to whether an expenditure is reimbursable, and if so, whether the amount claimed is reasonable, the decision of Company Representative shall be final.

ARTICLE IV
COMPANY REPRESENTATIVE

4.1           Company's Representative for the purposes of this Agreement shall be the President & CEO of the Company. Company shall have the right to designate a new Representative by notice to Consultant.  The Company Representative shall have the power to approve or deny reimbursable expenditures, and to modify reporting requirements, scheduling or other details of the Work.  Such modifications may be made orally or in writing.  If made in writing, the writing shall be delivered in accordance with Article X.  If made orally a follow-up writing delivered in accordance with Article X shall be delivered to Consultant within three (3) working days thereafter.

ARTICLE V
REPORTS, CONFIDENTIAL INFORMATION AND
INTELLECTUAL PROPERTY

5.1           The Confidentiality Agreement, attached hereto as Exhibit A, represents the governing agreement related to non-disclosure and confidentiality of data and information supplied to or known to Consultant.

5.2           All computer programs, drawings, designs, maps, plans, know how, patents, inventions, data, reports and other physical and intellectual property prepared by Consultant under this Agreement shall be the sole property of Company except to the extent that such items consist of information available to the general public.  All property that is the sole property of Company hereunder shall be delivered to Company by Consultant upon completion of the Work, and shall not be reprinted, distributed, published, or disclosed to third parties by Consultant without the prior written consent of Company.  Unpublished information (graphic or verbal) concerning Company or the Work which is furnished or disclosed to Consultant by Company or developed by Consultant through performance of the Work shall not be disclosed to third parties by Consultant without the prior written consent of Company.  This Article shall survive termination of this Agreement.

ARTICLE VI
ASSIGNMENT

6.1           Consultant shall not assign all or any part of its respective right or duties hereunder (including, without limitation, the right to receive payments) without the prior written consent of Company.  Consultant shall not subcontract or use agents to conduct the Work hereunder without the prior written consent of Company.  Any attempt to assign or subcontract this Agreement without the consent of Company shall be ineffective and shall constitute a breach of this Agreement.

ARTICLE VII
INDEPENDENT CONTRACTOR RELATIONSHIP,
INDEMNIFICATION AND AUTHORITY

7.1           Independent Contractor.  The Work shall be performed by Consultant as an independent contractor.  Consultant shall not constitute or be deemed to be an employee, servant, agent or representative of Company for any purpose whatsoever unless and except as specifically so provided in this Agreement.  All employees, agents and permitted subcontractors of Consultant shall be under the direct charge of Consultant and shall also be independent contractors as regards their relationship with Company.

7.2           Indemnification.  Consultant assumes full risk and responsibility for all activities undertaken pursuant to this Agreement and agrees to indemnify and hold Company, its officers, directors, employees and affiliated companies harmless from any loss, injury, damage, liability or claim of any third party of any kind or character arising out of Consultant's negligent performance of its services hereunder.  This provision shall survive termination of this Agreement.

7.3           Authority.  Consultant does not have, and shall not hold himself out to any third party as having any general authority to represent or make binding agreements on behalf of Company.  All potential business transactions shall be subject to Company’s own acceptance, rejection or other action in Company’s sole discretion.

ARTICLE VIII
INSURANCE

8.1.           Insurance.  Consultant shall be responsible for maintaining insurance coverage as would be expected in a normal business environment for a Consultant, including, but not limited to, Automobile Liability Insurance.

ARTICLE IX
TERM AND TERMINATION

9.1           Effective Date.  This Agreement shall be effective as of the day and date first written above.

9.2           Termination.  This Agreement shall terminate on the first of the following events to occur:

9.2.1	Agreement by the Parties.

9.2.2	Completion of the Work and payment by Company of Consultant's final statement, but no later than the end of business on May 31, 2010.

9.2.3	The tenth day after Notice of Termination given by Company to Consultant.

9.3           Obligations Upon Termination.  In the event of termination in accordance with this Article IX, Company shall pay Consultant through the last day worked or as otherwise agreed, and thereafter neither Company nor Consultant shall have any further obligation to the other, except as otherwise provided herein.  However, in the case of termination by Company on the basis of Consultant's breach of this Agreement, Company's obligation upon termination shall be solely to pay Consultant for Work done prior to the date of termination which in the sole opinion of Company was satisfactory and in accordance with the terms of this Agreement.  Company shall also have such remedies for breach as may be provided by law or equity.

ARTICLE X
NOTICE

10.1           All formal notices ("Notices") shall be addressed as set forth in the Preamble hereto.  All Notices shall be given by (1) personal delivery or by electronic communication with a confirmation copy sent by mail, return receipt requested or (2) by registered or certified mail, return receipt requested.  All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the next business day following transmittal, and (iii) if solely by mail on the date of actual receipt.  Company or Consultant may change its address for notice from time to time by so notifying the other in accordance with this Article.

ARTICLE XI
ACCESS

11.1           Access to Property.  The Company agrees to permit Consultant, its employees or agents, reasonable access to the Company's property for the purpose of performing work assigned by the Company's authorized representative.

11.2           Access to Information.  The Company further agrees to permit Consultant, its employees or agents, reasonable access to necessary information, strictly at the sole discretion and judgment of the Company's authorized representative.

ARTICLE XII
INSPECTION

12.1           Inspection of Work.  Consultant shall permit the authorized representative of the Company to inspect the assignment(s), or any part thereof, as the same progresses and to perform the work in strict compliance with this Agreement and pursuant to designations submitted to Consultant by the Company.

12.2           Record Keeping.  Consultant shall maintain accurate and complete records in connection with the performance of the assignment(s) hereunder in dated order by occurrence, which the Company may utilize in any reasonable manner.

ARTICLE XIII
SOLE AGREEMENT AND MODIFICATION

13.1           This Agreement contains and sets forth the entire agreement between Company and Consultant with respect to the subject matter hereof, all previous agreements between them with respect to the subject matter hereof being expressly superseded and replaced hereby.  Except as provided in Article IV, no modification, alteration, or extension of this Agreement shall be effective unless in writing executed by the Parties subsequent to the date of this Agreement.

ARTICLE XIV
CONTROLLING LAW

14.1           This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado except those addressing conflicts of law.

ARTICLE XV
MEDIATION/ARBITRATION

15.1           Mediation/Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement (including, without limitation, the breach thereof) shall be settled by:

(a)   Mediation.  Before resolution of the matter by arbitration, the matter will be mediated with any such mediation being held in Denver, Colorado before one mediator experienced in executive compensation. The mediation shall be administered by JAMS pursuant to the rules and procedures of JAMS.

(b)   Arbitration.  If mediation is unsuccessful, the matter shall be settled by final, binding and non-appealable arbitration in Denver, Colorado by a single arbitrator in accordance with the rules of JAMS then in effect for employment related disputes.  The arbitrator shall, to the extent possible, be experienced in the resolution of disputes of the type arising hereunder and shall be selected by mutual agreement of the parties.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.

(c)   Unless otherwise directed by the arbitrator, each party shall be responsible for its own expenses relating to the conduct of the mediation and/or arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of JAMS equally.

ARTICLE XVI
SUCCESSORS AND ASSIGNS

16.1           This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Company and Consultant.

IN WITNESS of this Agreement the Parties have set forth their signatures below.

COMPANY:	CONSULTANT:

Evergreen Energy Inc.	Wolff & Company, Alternative Energy
Advisors, Inc.

By: /s/ Kevin Collins	By: /s/ Steve Wolff
Kevin R. Collins	Steve Wolff
President & CEO	President
EIN 26-3877070

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made and effective as of the 1st day of June, 2009, by and between Steve Wolff, individually and Wolff & Company, Alternative Energy Advisors, Inc., a North Carolina corporation on behalf of itself and its subsidiaries, having an office at 616 Small Drive, Elizabeth City, N.C. 27909 (hereinafter, “RECIPIENT”), and Evergreen Energy Inc., a Delaware corporation on behalf of itself and its subsidiaries, all offices located at 1225 17th St., Suite 1300, Denver Colorado 80202 (hereinafter, “Evergreen” or “DISCLOSING PARTY”).  RECIPIENT and Evergreen are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Evergreen controls and has in its possession valuable proprietary, confidential information, as defined below; and

WHEREAS, RECIPIENT may be providing services as requested by DISCLOSING PARTY pursuant to the Professional Services Agreement between the Parties, dated effective June 1, 2009 (the “Project”), and it is necessary that DISCLOSING PARTY disclose to RECIPIENT certain proprietary, confidential information; and

WHEREAS, DISCLOSING PARTY is willing to disclose such information, and RECIPIENT is willing to receive such information and for a period of five (5) years following receipt will restrict its disclosure and use pursuant to the terms and conditions set forth herein;

NOW THEREFORE, the Parties hereby agree as follows:

1.                                Confidential Information.  “Confidential Information” shall mean:

(a)	any confidential information relating to the DISCLOSING PARTY and the Project;

(b)
any confidential information relating to patents or improvements thereto, licenses, technical information and know-how and other proprietary information relating to the K-Fuel® Technology which is owned, developed, patented or licensed by or to DISCLOSING PARTY or its affiliates or subsidiaries, which relates in any way to the Project; and

(c)	any confidential information relating to other projects or facilities which are owned, controlled or being developed by DISCLOSING PARTY, or its affiliates or subsidiaries; and

(d)
engineering studies and reports, process descriptions and evaluations, designs, flow sheets, material balances, detailed drawings, technical studies, laboratory analyses, contracts, agreements, guarantees, fuel supply and suppliers, K-Fuel™ market information, customers, permits and authorizations, financial reports, offering memoranda, projections, sales and marketing information, information relating to litigation, memoranda and any such other information given to RECIPIENT by DISCLOSING PARTY, whether written or oral.

2.                                Nondisclosure/Insider Trading.

(a)
   Except as provided for in Sections 3 and 4  hereof, such Confidential Information will be used by RECIPIENT solely for the purpose of evaluations or due diligence in connection with the Project.  All such Confidential Information given to RECIPIENT by DISCLOSING PARTY shall be held in confidence by RECIPIENT or its officers, directors, employees, agents, consultants, representatives or affiliates (collectively, “Representatives”), and shall not be disclosed to any other person or used except for the purposes set forth above, without the prior written approval of DISCLOSING PARTY.

(b)
   In view of the fact that the Confidential Information may be material and non-public, RECIPIENT agrees not to (and agrees to advise its representatives not to) purchase, sell, or otherwise trade in and securities or derivatives of securities of Evergreen (or facilitate or encourage the trading of any such securities by any other person), except in compliance with applicable laws.

3.                                Exceptions to Confidentiality.  This Agreement shall not apply to Confidential Information which:

(a)
   was generally available to the public prior to receipt thereof by RECIPIENT from DISCLOSING PARTY, or which subsequently becomes  generally available to the public except by wrongful act or omission of RECIPIENT or an employee or agent of RECIPIENT; or

(b)	was in RECIPIENT’s possession prior to receipt from DISCLOSING PARTY; or

(c)	was received by RECIPIENT from a third party, unless RECIPIENT knows or has reason to know of an obligation of secrecy of the third party to DISCLOSING PARTY with respect to such information; or

(d)
   is ordered or required to be disclosed by an order of a Court or governmental administrative agency, or legally compelled or required to disclose the Confidential Information (by means of interrogatory, deposition, subpoena, civil investigative demand, or similar process), provided, however, that DISCLOSING PARTY is immediately notified by RECIPIENT of such order, demand, or other requirement for disclosure of the Confidential Information and DISCLOSING PARTY is given adequate opportunity to contest or to object to such order or to seek an appropriate protective order.

4.                                Disclosure of Confidential Information.  Confidential Information may be disclosed by RECIPIENT to those of its employees, agents, consultants, representatives or affiliates who require knowledge thereof in connection with their duties in performing consulting services for the RECIPIENT and who are obligated to hold such Confidential Information in confidence and restrict its use consistent with RECIPIENT’s obligations under this Agreement.  RECIPIENT shall obtain similar agreements of confidentiality from their employees, agents, consultants, representatives or affiliates, as appropriate, and in any case RECIPIENT shall be responsible for any disclosure of Confidential Information by any of their officers, directors, employees, agents, consultants, representatives or affiliates in violation of this Confidentiality Agreement.

5.                                Location of Confidential Information.  RECIPIENT shall keep a record of the location of all Confidential Information and the recipients thereof.  Upon written request of DISCLOSING PARTY or termination of this Agreement, RECIPIENT shall promptly return all Confidential Information and any other information received by RECIPIENT to DISCLOSING PARTY or, at the request of DISCLOSING PARTY, RECIPIENT shall destroy all such information. An authorized representative of RECIPIENT shall certify the destruction of all such information.

6.                                Intellectual Property.  This Agreement shall not be construed to grant to RECIPIENT any patent, license, know-how, trade secret or any other rights to the Project, or to use any related licenses or patent, trade secret or know-how, which are owned, by DISCLOSING PARTY or its affiliates.

7.                                Non-Competition.  RECIPIENT agrees that its officers, directors, employees, agents, representatives and affiliates shall not use the Confidential Information, directly or indirectly, to compete with, or use the Confidential Information to the disadvantage of DISCLOSING PARTY or its affiliates or subsidiaries with respect to the Projects or for the use or benefit of any competitor of DISCLOSING PARTY.

8.                                ACCURACY OF CONFIDENTIAL INFORMATION.  DISCLOSING PARTY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS OR RELIABILITY OF THE CONFIDENTIAL INFORMATION. THE RECIPIENT AGREES THAT NEITHER THE COMPANY NOR ITS REPRESENTATIVES SHALL HAVE ANY LIABILITY WHATSOEVER, INCLUDING WITHOUT LIMITATION LIABILITY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE TO THE RECIPIENT OR TO ANY OF ITS REPRESENTATIVES RESULTING FROM THIS AGREEMENT OR USE OF THE CONFIDENTIAL INFORMATION

9.                                Specific Performance.  RECIPIENT acknowledges that monetary damages may not be an adequate remedy for any breach by RECIPIENT of this Agreement, and that DISCLOSING PARTY shall have the right to an injunction issued by a court of applicable jurisdiction for specific performance to prevent RECIPIENT from any further breaches of this Agreement.

10.                                Choice of Law.  This Agreement shall be governed by the laws of the State of Colorado, excluding its conflict of laws rules.  Each Party hereto agrees that the federal and state courts located in the County of Denver, Colorado shall have exclusive jurisdiction over them in the event of any dispute.

11.                                Entire Agreement.  This Agreement contains the full and complete understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations and understandings, whether oral or written.  This Agreement may not be modified in any manner except by written amendment executed by both Parties.

12.                                Counterparts and Faxed Signatures.  This Agreement may be executed in counterparts, and in the absence of an original signature, faxed or PDF signatures will be considered the equivalent of an original signature.

IN WITNESS WHEREOF, as of the date first written above, the Parties have executed this Agreement by their duly authorized officers in duplicate counterparts, each of which shall be considered an original.

RECIPIENT:

Steve Wolff, individually and Wolff & Company, Alternative Energy Advisors, Inc.

By: /s/ Steve Wolff
      Steve Wolff
      President

DISCLOSING PARTY:

Evergreen Energy Inc.

By: /s/ William G. Laughlin
      William G. Laughlin
      Vice President, General Counsel & Secretary